       As filed with the Securities and Exchange Commission on December 29, 2005

                                                 Registration No. 333-__________

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                LYNCH CORPORATION
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                   INDIANA                                    38-1799862
                   -------                                    ----------
       (State or Other Jurisdiction of                     (I.R.S. Employer
       Incorporation or Organization)                    Identification No.)

       140 GREENWICH AVENUE, 4TH FLOOR
           GREENWICH, CONNECTICUT                               06830
           ----------------------                               -----
  (Address of principal executive offices)                    (Zip Code)

                           2001 EQUITY INCENTIVE PLAN
--------------------------------------------------------------------------------
                              (Full Title of Plan)

                                 JOHN C. FERRARA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                LYNCH CORPORATION
                         140 GREENWICH AVENUE, 4TH FLOOR
                          GREENWICH, CONNECTICUT 06830
                          ----------------------------
                     (Name and Address of Agent for Service)

                                 (203) 622-1150
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                    COPY TO:

                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
================================================================================

                         CALCULATION OF REGISTRATION FEE
======================= ================== ======================= ======================== ========================
       TITLE OF
    EACH CLASS OF            AMOUNT           PROPOSED MAXIMUM        PROPOSED MAXIMUM             AMOUNT OF
      SECURITIES              TO BE            OFFERING PRICE        AGGREGATE OFFERING          REGISTRATION
   TO BE REGISTERED       REGISTERED(1)         PER SHARE(2)                PRICE                     FEE
----------------------- ------------------ ----------------------- ------------------------ ------------------------
Common Shares, $.01          300,000               $8.05                 $2,415,000                 $258.41
par value per share       common shares
----------------------- ------------------ ----------------------- ------------------------ ------------------------

(1)      Pursuant to Rule 416 of the  Securities  Act of 1933,  as amended  (the
         "Securities  Act"),  this  Registration  Statement  also registers such indeterminate number of additional common shares that may be offered or issued pursuant to the  anti-dilution  provisions set forth in the 2001
         Equity Incentive Plan.
(2)      No  options  relating  to the  300,000  common  shares  that are  being registered in this Registration  Statement have been granted or issued, as the case may be.  Pursuant  to Rule  457(h)  promulgated  under  the
         Securities Act, the offering price per share, solely for the purpose of calculating the registration fee, is based on $8.05, the average of the high and low prices of the common  shares as reported  by the  American
         Stock Exchange ("AMEX") on December 28, 2005.

                                EXPLANATORY NOTE

On June 26, 2002,  Lynch  Corporation  (the "Company") filed with the Securities
Exchange  Commission a Registration  Statement on Form S-8 (File No.  333-91192)
covering  the  registration  of 300,000  shares of common stock  authorized  for issuance under our 2001 Equity Incentive Plan (the "Plan"). On May 26, 2005, the
Company's  stockholders  approved a proposal  to  increase  the number of shares available under the Plan to 600,000.

This Registration  Statement registers the additional 300,000 shares of the same class of Common  Stock  authorized  for  issuance  under the Plan.  Pursuant  to
General  Instruction  E to Form S-8,  the  contents  of the  prior  registration statements set forth above  relating to the Plan, and all periodic  reports that the  Company  filed  after such  registration  statements  to  maintain  current information about the Company, are incorporated herein by reference.

This Form S-8 includes a Reoffer  Prospectus  prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reoffering and resales of up to 95,000 shares  acquired  pursuant to the Plan by selling  shareholders,  each of which may be deemed an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Company will provide documents containing the information  specified in Part
1 of Form S-8 to employees as specified by Rule  428(b)(1)  under the Securities
Act.  Pursuant to the  instructions  to Form S-8, the Company is not required to file  these  documents  either  as  part of this  Registration  Statement  or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities
Act.

PROSPECTUS

                              95,000 COMMON SHARES
                                LYNCH CORPORATION
                    COMMON SHARES, $0.01 PAR VALUE PER SHARE

This   Prospectus   relates  to  the  reoffer  and  resale  by  certain  selling shareholders of our common shares that we may issue to the selling  shareholders through the issuance of shares or upon the exercise of stock  options  issued or granted under our 2001 Equity  Incentive  Plan,  referred to as the Plan in this
Prospectus.  This  Prospectus  also  relates to certain of our common  shares or common  shares  underlying  options  that have not been issued or granted as the case may be under the Plan as of this date.  If and when such  shares are issued or options are granted to persons  required to use the Prospectus to reoffer and resell the common shares, we will distribute a Prospectus supplement. The shares are being reoffered and resold for the account of the selling shareholders,  and we will not receive any of the proceeds from the resale of the shares.

The selling  shareholders have advised us that the resale of their shares may be effected  from time to time in one or more  transactions  on the American  Stock
Exchange, in negotiated  transactions or otherwise,  at market prices prevailing at the  time  of the  sale or at  prices  otherwise  negotiated.  See  "Plan  of
Distribution."  We will bear all expenses in connection  with the preparation of this Prospectus.

Our common  shares are listed on the American  Stock  Exchange  under the symbol
"LGL." The last  reported  sale price on the  American  Stock  Exchange  for our common shares on December 28, 2005 was $8.10 per share.

Our principal  executive offices are located at 140 Greenwich Avenue, 4th Floor,
Greenwich, Connecticut 06830. Our telephone number is (203) 622-1150.

-------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.

-------------------------------------------------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                The date of this Prospectus is December 29, 2005

                           INCORPORATION BY REFERENCE

The Securities and Exchange  Commission  (the SEC") allows us to "incorporate by reference"  the  information  we file with it,  which means that we can disclose
important  information  to  you  by  referring  you  to  those  documents.   The
information  we  incorporate  by  reference is  considered  to be a part of this
Prospectus and  information  that we file later with the SEC will  automatically update and replace this  information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under  Sections  13(a),
13(c),  14 or 15(d) of the  Securities  Exchange  Act of 1934,  as amended  (the
"Exchange Act"):

1    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;
2.   Our  Quarterly  Report on Form 10-Q for the fiscal  quarter ended March 31,
     2005;
3.   Our  Quarterly  Report on Form 10-Q for the fiscal  quarter  ended June 30,
     2005;
4.   Our Quarterly  Report on Form 10-Q for the fiscal  quarter ended  September
     30, 2005;
5.   Our Current Report on Form 8-K/A filed on January 3, 2005;
6.   Our Current Report on Form 8-K filed on January 4, 2005;
7.   Our Current Report on Form 8-K filed on April 29, 2005;
8.   Our Current Report on Form 8-K filed on May 16, 2005;
9.   Our Current Report on Form 8-K filed on July 6, 2005;
10.  Our Current Report on Form 8-K filed on August 30, 2005;
11.  Our Current Report on Form 8-K filed on September 9, 2005;
12.  Our Current Report on Form 8-K filed on October 4, 2005;
13.  Our Current Report on Form 8-K filed on October 11, 2005;
14.  Our Current Report on Form 8-K filed on October 26, 2005;
15.  Our Current Report on Form 8-K filed on November 10, 2005;
16.  Our Current Report on Form 8-K filed on December 9, 2005;
17.  Our Current Report on Form 8-K filed on December 19, 2005; and
18.  The  description  of  the  common  shares  contained  in  our  Registration
     Statement  under the Exchange Act with respect to such common  shares filed with the  Securities and Exchange  Commission,  including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings  (excluding the exhibits to such filings that we have not  specifically  incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                                Lynch Corporation
                         140 Greenwich Avenue, 4th Floor
                          Greenwich, Connecticut 06830
                             Attention: Eugene Hynes
                                 (203) 622-1150

                              ABOUT THIS PROSPECTUS

This  Prospectus is part of a Registration  Statement we filed with the SEC. You should rely only on the  information  provided or  incorporated  by reference in this Prospectus or any related supplement. We have not authorized anyone else to provide you with different  information.  The selling shareholders will not make an offer of these  shares in any state  where  the offer is not  permitted.  You should not assume that the  information in this  Prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                   THE COMPANY

We are a diversified holding company with subsidiaries engaged in manufacturing.
Our business  development  strategy is to expand our existing operations through internal growth and acquisitions.  We may also, from time to time,  consider the acquisition  of other assets or  businesses  that are not related to our present businesses and the strategic disposition of certain assets.

M-TRON INDUSTRIES, INC./PIEZO TECHNOLOGY, INC.

Mtron designs,  manufactures and markets custom designed  electronic  components used  primarily  to control the  frequency  or timing of  electronic  signals in communications  equipment.  Its  devices,  which are commonly  called  frequency control  devices,  crystals or oscillators,  support fixed and mobile  wireless, copper wire,  coaxial cable,  wide area networks,  local area networks and fiber optic  systems.  It sells its  products  to  original  equipment  manufacturers, contract manufacturers and to distributors.

On October 15,  2004,  Mtron  completed  its  acquisition  of all the issued and outstanding common shares of Piezo. Piezo is a wholly-owned  subsidiary of Mtron that  designs,  manufactures  and markets  frequency  control  devices,  crystal resonators,  crystal  oscillators,  timing devices,  filters,  crystal  filters, liquid  crystal  filters and related  products  and  technologies.  The combined operations of Mtron and PTI are referred to herein as "MtronPTI."

LYNCH SYSTEMS, INC.

Lynch  Systems  designs,  develops,  manufactures  and  markets a broad range of
manufacturing   equipment  for  the   electronic   display  and  consumer  glass
industries.  Lynch Systems also produces  replacement parts for various types of packaging  and glass  container-making  machines,  which Lynch  Systems does not manufacture.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON SHARES  INVOLVES A HIGH DEGREE OF RISK. THE
FOLLOWING RISK FACTORS  SHOULD BE CONSIDERED  CAREFULLY IN ADDITION TO THE OTHER
INFORMATION IN THIS  PROSPECTUS,  INCLUDING THE INFORMATION  UNDER "SPECIAL NOTE
REGARDING FORWARD-LOOKING STATEMENTS," BEFORE MAKING AN INVESTMENT IN OUR COMMON
SHARES.

WE HAVE INCURRED  OPERATING LOSSES FOR THE PAST THREE YEARS AND FACE UNCERTAINTY
IN OUR ABILITY TO ACHIEVE OPERATING PROFITS IN THE FUTURE.

We have incurred substantial  operating losses for the past three years. Without giving effect to gains realized from the  deconsolidation  in 2002 of one of our holdings,  we  suffered  operating  losses of $2.9  million,  $832,000  and $3.3 million in 2004, 2003 and 2002,  respectively.  We are uncertain whether we will be able to achieve or sustain operating profits in the future.

IF WE ARE UNABLE TO SECURE NECESSARY  FINANCING,  WE MAY NOT BE ABLE TO FUND OUR
OPERATIONS OR STRATEGIC GROWTH.

In order to achieve our strategic  business  objectives,  we will be required to seek additional financing. Effective October 6, 2005, Lynch Systems entered into a one-year loan agreement with Branch Banking and Trust Company, the proceeds of which were used to pay off Lynch Systems'  working  capital  revolving loan from
SunTrust Bank.  Lynch  Systems'  remaining  credit  facility with SunTrust Bank, which was to have expired on September  30, 2005,  has been extended to December
31, 2005.  Lynch Systems intends to refinance this facility with another lender, however,  there can be no assurance that such  financing  will be available.  On
September 30, 2005,  MtronPTI  entered into a five-year  loan agreement with RBC
Centura Bank, the proceeds of which were used to pay off MtronPTI's  bridge loan from First National Bank of Omaha.  MtronPTI's  revolving  credit  facility from
First National Bank of Omaha is scheduled to mature on May 31, 2006. On December
22, 2005, the Company paid off its loan with Venator Merchant Fund, L.P.

Under certain of our existing credit  facilities,  we are required to obtain the lenders'  consent for most  additional  debt  financing and to comply with other covenants,  including  specific  financial ratios.  For example,  we may require further capital to continue to develop our technology and infrastructure and for working capital purposes. In addition,  future acquisitions would likely require additional  equity  and/or  debt  financing.  Our  failure to secure  additional financing could have a material  adverse effect on our continued  development or growth.

AS A HOLDING  COMPANY,  WE DEPEND ON THE OPERATIONS OF OUR  SUBSIDIARIES TO MEET
OUR OBLIGATIONS.

We are a holding  company that transacts all of our business  through  operating subsidiaries.  Our  primary  assets  are  the  common  shares  of our  operating subsidiaries.  Our ability to meet our operating  requirements and to make other payments  depends on the surplus  and  earnings  of our  subsidiaries  and their ability to pay dividends or to advance or repay funds. Payments of dividends and advances and repayments of inter-company debt by our subsidiaries are restricted by our credit agreements.

WE MAY MAKE ACQUISITIONS  THAT ARE NOT SUCCESSFUL OR FAIL TO PROPERLY  INTEGRATE
ACQUIRED BUSINESSES INTO OUR OPERATIONS.

We intend to explore  opportunities to buy other businesses or technologies that could  complement,  enhance or expand our current  business or product  lines or that  might  otherwise  offer us growth  opportunities.  We may have  difficulty finding such opportunities or, if we do identify such opportunities,  we may not be able to complete such  transactions for reasons including a failure to secure necessary financing.

Any transactions  that we are able to identify and complete may involve a number of risks, including:

     o    the diversion of our management's attention from our existing business to integrate the  operations and personnel of the acquired or combined business or joint venture;

     o    possible   adverse  effects  on  our  operating   results  during  the
          integration process;

     o    substantial  acquisition related expenses,  which would reduce our net income in future years;

     o    the loss of key  employees  and  customers  as a result of  changes in management; and

     o    our  possible  inability  to achieve the  intended  objectives  of the transaction.

In  addition,  we may not be  able  to  successfully  or  profitably  integrate, operate,  maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform  standards,  controls,  procedures and policies, and this may lead to operational inefficiencies.

PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER INDIANA LAW MAY PREVENT OR DELAY A
CHANGE OF CONTROL  OF US AND COULD  ALSO  LIMIT THE  MARKET  PRICE OF OUR COMMON
SHARES.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Indiana corporate law, may discourage, delay or prevent a merger, acquisition or other  change in  control  of our  company,  even if such a change in control would be beneficial to our  shareholders.  These  provisions may also prevent or frustrate  attempts  by our  shareholders  to replace or remove our  management.
These provisions include those:

     o    prohibiting our shareholders from fixing the number of our directors;

     o    requiring  advance notice for shareholder  proposals and  nominations;
          and

     o    prohibiting  shareholders  from  acting  by  written  consent,  unless unanimous.

We are subject to certain provisions of the Indiana Business Corporation Law, or
IBCL, that limit business combination  transactions with 10% shareholders during the  first  five  years of their  ownership,  absent  approval  of our  board of directors.  The IBCL also contains  control share  acquisition  provisions  that limit the ability of certain  shareholders  to vote their common  shares  unless their control share  acquisition was approved in advance by shareholders.  These provisions and other similar  provisions make it more difficult for shareholders or  potential  acquirers to acquire us without  negotiation  and could limit the price that investors are willing to pay in the future for our common shares.

COMPLIANCE  WITH  CHANGING   REGULATION  OF  CORPORATE   GOVERNANCE  AND  PUBLIC
DISCLOSURE WILL REQUIRE US EITHER TO INCUR ADDITIONAL  EXPENSES OR CEASE TO BE A
REPORTING COMPANY.

Keeping  abreast of, and in compliance  with,  changing  laws,  regulations  and standards relating to corporate governance and public disclosure,  including the

Sarbanes-Oxley  Act of 2002,  new SEC  regulations  and American  Stock Exchange rules,  will require an increased  amount of  management  attention and external resources.  We would be required to invest  additional  resources to comply with evolving  standards,  which would result in increased general and administrative
expenses   and   a   diversion   of   management   time   and   attention   from
revenue-generating activities to compliance activities.

Our  Board  of  Directors  may  determine  that it is in the best  interests  of shareholders  to  eliminate  or reduce such expense by ceasing to be a reporting company for purposes of the  Securities  Exchange Act of 1934,  as amended.  One commonly used method,  subject to shareholder  approval,  is to effect a reverse share split to reduce the number of shareholders  to fewer than 300,  permitting termination of registration.  Under this method,  shareholders who own less than
one  whole  common  share   following  the  reverse  split  would  cease  to  be
shareholders and would receive a cash payment for their fractional shares. After a reverse  split,  there might be no  established  trading market for our common shares,  although  we expect  that our  common  shares may then be quoted on the
"pink sheets."

WE MAY BE EXPOSED TO  LIABILITY  AS A RESULT OF BEING NAMED AS A DEFENDANT  IN A
LAWSUIT  BROUGHT UNDER THE SO-CALLED  "QUI TAM"  PROVISIONS OF THE FEDERAL FALSE
CLAIMS ACT.

The  Company,  Lynch  Interactive  Corporation,  which was formed via a tax-free spin-off from Lynch Corporation on September 1, 1999 ("Lynch Interactive"),  and
various  other parties are  defendants in a lawsuit  brought under the so-called
"qui tam"  provisions  of the  federal  False  Claims Act in the  United  States
District Court for the District of Columbia.  The main allegation in the case is that the defendants participated in the creation of "sham" bidding entities that allegedly defrauded the U.S. Treasury Department by improperly  participating in
Federal   Communications   Commission  spectrum  auctions  restricted  to  small
businesses, and obtained bidding credits in other spectrum auctions allocated to
"small"  and "very  small"  businesses.  While the  lawsuit  seeks to recover an unspecified  amount of  damages,  which would be subject to  mandatory  trebling under the statute,  a report prepared for the relator (a private  individual who filed the action on behalf of the  United  States)  in 2005  alleges  damages of approximately  $91  million in respect of  bidding  credits,  approximately  $70 million in respect of government loans and approximately $206 million in respect of  subsequent  resales of licenses,  in each case prior to  trebling.  Although
Lynch  Interactive  is  contractually  bound to  indemnify  us for any losses or damages we may incur as a result of this lawsuit, Lynch Interactive may lack the capital  resources to do so. As a result,  we could be held liable and forced to pay a significant amount of damages without recourse.

WE DO  NOT  ANTICIPATE  PAYING  CASH  DIVIDENDS  ON  OUR  COMMON  SHARES  IN THE
FORESEEABLE FUTURE.

We anticipate  that all of our earnings will be retained for the  development of our  business.  The Board of  Directors  has adopted a policy of not paying cash dividends on our common shares.  We do not  anticipate  paying cash dividends on our common shares in the foreseeable future.

THERE IS A LIMITED  MARKET FOR OUR COMMON  SHARES.  OUR  COMMON  SHARE  PRICE IS
LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

There is a limited public market for our common shares, and we cannot assure you that an active trading market will develop. As a result of low trading volume in our common shares,  the purchase or sale of a relatively  small number of common shares could result in significant share price fluctuations. Our share price may fluctuate  significantly  in  response  to a number of  factors,  including  the following, several of which are beyond our control:

     o    changes  in  financial  estimates  or  investment  recommendations  by securities analysts relating to our common shares;

     o    loss of a major customer;

     o    announcements  by us or  our  competitors  of  significant  contracts,
          acquisitions,   strategic  partnerships,  joint  ventures  or  capital
          commitments; and

     o    changes in key personnel.

In the past, securities class action litigation has often been brought against a company  following  periods of volatility in the market price of its securities.
We  could  be  the  target  of  similar  litigation  in the  future.  Securities litigation,  regardless of merit or ultimate  outcome,  would likely cause us to incur substantial costs, divert management's  attention and resources,  harm our
reputation  in  the  industry  and  the   securities   markets  and  reduce  our
profitability.

SECURITIES  ANALYSTS MAY NOT INITIATE COVERAGE OF OUR COMMON SHARES OR MAY ISSUE
NEGATIVE REPORTS, AND THIS MAY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR
COMMON SHARES.

We cannot assure you that securities analysts will initiate coverage and publish research  reports on us. It is  difficult  for  companies  with  smaller  market capitalizations,  such as us, to attract independent financial analysts who will cover our common  shares.  If securities  analysts do not, this lack of research coverage may adversely affect the market price of our common shares.

IF WE ARE UNABLE TO INTRODUCE INNOVATIVE  PRODUCTS,  DEMAND FOR OUR PRODUCTS MAY
DECREASE.

Our future  operating  results  are  dependent  on our  ability  to  continually develop,  introduce and market innovative products, to modify existing products, to respond to technological change and to customize some of our products to meet customer  requirements.  There are  numerous  risks  inherent  in this  process, including  the risks  that we will be  unable to  anticipate  the  direction  of technological  change  or that we will be  unable  to  develop  and  market  new products  and  applications  in a timely or  cost-effective  manner  to  satisfy customer demand.

OUR OPERATING  RESULTS AND  FINANCIAL  CONDITION  COULD BE MATERIALLY  ADVERSELY
AFFECTED BY ECONOMIC,  POLITICAL,  HEALTH, REGULATORY AND OTHER FACTORS EXISTING
IN FOREIGN COUNTRIES IN WHICH WE OPERATE.

As we have  significant  international  operations,  our  operating  results and
financial  condition  could  be  materially   adversely  affected  by  economic,

political, health, regulatory and other factors existing in foreign countries in which we operate.  Our  international  operations are subject to inherent risks, which may materially adversely affect us, including:

     o    political and economic  instability in countries in which our products are manufactured and sold;

     o    expropriation or the imposition of government controls;

     o    sanctions  or  restrictions  on trade  imposed  by the  United  States government;

     o    export license requirements;

     o    trade restrictions;

     o    currency  controls or fluctuations in exchange rates; o high levels of inflation or deflation;

     o    greater  difficulty in collecting  our accounts  receivable and longer payment cycles;

     o    changes in labor  conditions and difficulties in staffing and managing our international operations; and

     o    limitations on insurance coverage against  geopolitical risks, natural disasters and business operations.

In addition,  these same factors may also place us at a competitive disadvantage when  compared to some of our foreign  competitors.  In response to  competitive pressures and customer  requirements,  we may further expand  internationally at lower cost locations.  If we expand into these locations, we will be required to incur additional capital expenditures.

OUR  BUSINESSES  ARE CYCLICAL.  THE RECENT  DECLINE IN DEMAND IN THE  ELECTRONIC
COMPONENT AND GLASS COMPONENT  INDUSTRIES MAY CONTINUE,  RESULTING IN ADDITIONAL
ORDER  CANCELLATIONS  AND  DEFERRALS AND LOWER  AVERAGE  SELLING  PRICES FOR OUR
PRODUCTS.

Our  subsidiaries  sell to  industries  that are  subject to  cyclical  economic changes. The electronic component and glass component industries in general, and specifically the Company,  have for the past several years experienced a decline in  product  demand on a global  basis,  resulting  in order  cancellations  and
deferrals  and  lower  average  selling   prices.   This  decline  is  primarily
attributable  to a slowing  of  growth  in the  demand  for  components  used by
telecommunications   infrastructure   manufacturers   and   newer   technologies
introduced in the glass display industry. We cannot assure you that any expected or perceived  improvements in the economy and the electronic component and glass component  industry  will occur.  The  slowdown may continue and may become more pronounced.  A slowdown in demand, as well as recessionary  trends in the global economy,  make it more difficult for us to predict our future sales,  which also makes it more difficult to manage our operations.

OUR  MARKETS  ARE HIGHLY  COMPETITIVE,  AND WE MAY LOSE  BUSINESS  TO LARGER AND
BETTER-FINANCED COMPETITORS.

Our markets are highly competitive worldwide,  with low transportation costs and few import barriers.  We compete principally on the basis of product quality and reliability,  availability,  customer service,  technological innovation, timely delivery  and  price.  All of the  industries  in which we compete  have  become increasingly concentrated and globalized in recent years. Our major competitors, some of which are larger than us, and potential  competitors have  substantially greater  financial  resources  and more  extensive  engineering,  manufacturing, marketing and customer support capabilities than we have.

OUR SUCCESS  DEPENDS ON OUR ABILITY TO RETAIN OUR KEY  MANAGEMENT  AND TECHNICAL
PERSONNEL AND ATTRACTING, RETAINING, AND TRAINING NEW TECHNICAL PERSONNEL.

Our future  growth and  success  will  depend in large part upon our  ability to retain our  existing  management  and  technical  team and to recruit and retain highly skilled technical personnel,  including  engineers.  The labor markets in which we  operate  are highly  competitive  and most of our  operations  are not located in highly populated areas. As a result, we may not be able to retain and recruit key  personnel.  Our  failure to hire,  retain or  adequately  train key personnel could have a negative impact on our performance.

WE MAY NOT REALIZE THE SYNERGIES OR ACHIEVE THE INTENDED  OBJECTIVES SOUGHT FROM
MTRON'S ACQUISITION OF PTI.

Effective  September 30, 2004, Mtron completed its acquisition of PTI. The value of this  acquisition  is largely based on the synergies  that we believe will be created by the  integration  of these two  companies.  This  process  involves a number of risks,  including the diversion of our management's attention from our existing  business to integrate  PTI's  operations and  personnel,  and possible adverse  effects on our operating  results during the  integration  process.  In addition,  we may be unable to  integrate,  operate,  maintain  and manage PTI's operations or employees.  We also may not be able to maintain uniform standards,
controls,   procedures   and  policies,   and  this  may  lead  to   operational
inefficiencies.

MTRONPTI'S  BACKLOG  MAY NOT BE  INDICATIVE  OF FUTURE  SALES AND MAY  ADVERSELY
AFFECT OUR BUSINESS.

MtronPTI's  backlog  comprises  orders that are  subject to specific  production release orders under written  contracts,  oral and written orders from customers with which MtronPTI has had  long-standing  relationships  and written  purchase orders from sales  representatives.  MtronPTI's  customers may order  components from  multiple  sources to ensure timely  delivery when backlog is  particularly long and may cancel or defer  orders  without  significant  penalty.  They often cancel orders when business is weak and inventories are excessive,  a phenomenon that MtronPTI has  experienced  in the recent  economic  slowdown.  As a result,
MtronPTI's backlog as of any particular date may not be representative of actual net sales for any succeeding period.

MTRONPTI RELIES UPON ONE CONTRACT  MANUFACTURER FOR A SIGNIFICANT PORTION OF ITS
FINISHED  PRODUCTS,  AND A DISRUPTION IN ITS RELATIONSHIP  COULD HAVE A NEGATIVE
IMPACT ON MTRONPTI'S SALES.

In 2004,  approximately 12% of MtronPTI's net sales was attributable to finished products that were manufactured by an independent contract  manufacturer located in both Korea and China.  We expect this  manufacturer  to account for a smaller but substantial  portion of MtronPTI's net sales in 2005 and a material  portion of  MtronPTI's  sales  for the  next  several  years.  MtronPTI  does not have a written, long-term supply contract with this manufacturer.  If this manufacturer becomes unable to provide  products in the quantities  needed,  or at acceptable prices,  MtronPTI  would have to  identify  and qualify  acceptable  replacement manufacturers  or manufacture the products  internally.  Due to specific product knowledge and process  capability,  MtronPTI  could  encounter  difficulties  in
locating,   qualifying   and  entering  into   arrangements   with   replacement
manufacturers.  As a  result,  a  reduction  in  the  production  capability  or financial  viability of this  manufacturer,  or a termination of, or significant interruption in, MtronPTI's  relationship with this manufacturer,  may adversely affect MtronPTI's results of operations and our financial condition.

CONTINUED MARKET ACCEPTANCE OF MTRONPTI'S  PACKAGED QUARTZ CRYSTALS,  OSCILLATOR
MODULES AND  ELECTRONIC  FILTERS IS CRITICAL TO OUR SUCCESS,  BECAUSE  FREQUENCY
CONTROL DEVICES ACCOUNT FOR NEARLY ALL OF MTRONPTI'S SALES.

Virtually all of MtronPTI's 2003 and 2004 net sales came from sales of frequency control devices,  which consist of packaged quartz crystals,  oscillator modules and  electronic  filters.  We expect  that this  product  line will  continue to account  for  substantially  all of  MtronPTI's  net sales  for the  foreseeable future.  Any  decline  in demand  for this  product  line or  failure to achieve continued  market  acceptance  of existing and new versions of this product line may harm MtronPTI's business and our financial condition.

MTRONPTI'S  FUTURE RATE OF GROWTH IS HIGHLY  DEPENDENT  ON THE  DEVELOPMENT  AND
GROWTH OF THE MARKET FOR COMMUNICATIONS AND NETWORK EQUIPMENT.

MtronPTI's  business depends heavily upon capital  expenditures by the providers of communications and network services.  In 2004, the majority of MtronPTI's net sales  were  to  manufacturers  of  communications  and  network  infrastructure
equipment,   including   indirect  sales  through   distributors   and  contract
manufacturers.  In 2005,  MtronPTI expects a smaller but significant  portion of
its  net  sales  to  be  to   manufacturers   of   communications   and  network
infrastructure   equipment.   MtronPTI   intends  to   increase   its  sales  to
communications and network infrastructure equipment manufacturers in the future.
Communications  and  network  service  providers  have  experienced  periods  of capacity shortage and periods of excess capacity. In periods of excess capacity, communications systems and network operators cut purchases of capital equipment, including  equipment that incorporates  MtronPTI's  products.  A slowdown in the manufacture and purchase of communications and network infrastructure  equipment could  substantially  reduce  MtronPTI's  net sales and  operating  results  and
adversely  affect  our  financial  condition.   Moreover,   if  the  market  for
communications  or network  infrastructure  equipment fails to grow as expected,
MtronPTI  may be unable to sustain its growth.  In addition,  MtronPTI's  growth depends  upon the  acceptance  of its  products  by  communications  and network

                                       10

infrastructure equipment manufacturers.  If, for any reason, these manufacturers do not find  MtronPTI's  products to be  appropriate  for their use,  our future growth will be adversely affected.

COMMUNICATIONS AND NETWORK INFRASTRUCTURE  EQUIPMENT MANUFACTURERS  INCREASINGLY
RELY UPON CONTRACT MANUFACTURERS, THEREBY DIMINISHING MTRONPTI'S ABILITY TO SELL
ITS PRODUCTS DIRECTLY TO THOSE EQUIPMENT MANUFACTURERS.

There  is a  growing  trend  among  communications  and  network  infrastructure equipment  manufacturers  to outsource the  manufacturing  of their equipment or components. As a result, MtronPTI's ability to persuade these original equipment manufacturers  to specify our products has been reduced and, in the absence of a manufacturer's  specification of MtronPTI's  products,  the prices that MtronPTI can charge for them may be subject to greater competition.

MTRONPTI'S  GOVERNMENT  CONTRACTS CONTAIN  PROVISIONS THAT ARE UNFAVORABLE TO IT
AND HAVE A NUMBER OF SPECIFIC RISKS THAT MAY RESULT IN LOST ORDERS AND PROFITS.

Many of MtronPTI's  contracts with government  agencies contain  provisions that give the  governments  rights  and  remedies  not  typically  found  in  private commercial contracts, including provisions enabling the government to:

     o    terminate or cancel existing contracts without good reason or penalty;

     o    suspend  MtronPTI  from doing  business  with a foreign  government or prevent MtronPTI from selling its products in certain countries;

     o    audit and object to  MtronPTI's  contract-related  costs and expenses, including allocated indirect costs; and

     o    change   specific  terms  and  conditions  in  MtronPTI's   contracts,
          including  changes  that  would  reduce the value of the  contract  to
          MtronPTI.

MtronPTI's business generated from government  contracts could be materially and adversely affected if:

     o    MtronPTI's  reputation or relationship  with government  agencies were impaired;

     o    MtronPTI were suspended or otherwise  prohibited from contracting with a domestic or foreign government;

     o    any of MtronPTI's  products were to fail to meet the  requirements  of certain applicable specified military standards;

     o    levels of government spending were to decrease;

     o    MtronPTI were barred from entering  into new  government  contracts or
          extending  existing  government   contracts  based  on  violations  or
          suspected violations of laws or regulations; or

                                       11

     o    MtronPTI were not granted security  clearances required to provide its services and solutions to  governments,  or such  security  clearances were revoked.

FUTURE CHANGES IN MTRONPTI'S  ENVIRONMENTAL LIABILITY AND COMPLIANCE OBLIGATIONS
MAY INCREASE COSTS AND DECREASE PROFITABILITY.

MtronPTI's  manufacturing  operations,  products  and/or  product  packaging are
subject  to  environmental   laws  and  regulations   governing  air  emissions,
wastewater discharges,  and the handling,  disposal and remediation of hazardous
substances,   wastes  and  other   chemicals.   In  addition,   more   stringent
environmental  regulations may be enacted in the future, and we cannot presently determine the  modifications,  if any, in MtronPTI's  operations that any future regulations  might require,  or the cost of compliance  that would be associated with these regulations.

MTRONPTI  MAY BE UNABLE TO MODIFY ITS PRODUCTS OR MAY INCUR  INCREASED  COSTS TO
MEET  THE  REQUIREMENTS  OF  THE  EUROPEAN  UNION'S   RESTRICTION  ON  HAZARDOUS
SUBSTANCES DIRECTIVE.

MtronPTI  may be unable to modify its products or may incur  increased  costs to
meet  the  requirements  of  the  European  Union's   Restriction  on  Hazardous
Substances Directive. If MtronPTI is unable to comply with these regulations, it may not be permitted to ship its products to the European Union.

LYNCH SYSTEMS'  REVENUE IS LARGELY  DEPENDENT ON DEMAND FOR ITS  TELEVISIONS AND
COMPUTER  MONITORS BASED ON CATHODE-RAY  TUBE  TECHNOLOGY.  THIS TECHNOLOGY WILL
EVENTUALLY BE REPLACED BY PLASMA AND LIQUID CRYSTAL DISPLAYS.

Lynch Systems generates a significant portion of its revenue from sales to glass producers that supply television and computer monitor displays that are based on cathode-ray tube technology. This market is being rapidly penetrated by thinner, lighter weight plasma displays and liquid crystal displays. Although cathode-ray tube  televisions and computer  monitors  currently  retain  advantages in image quality and price,  glass producers are investing billions of dollars to improve the quality and lower the unit price of plasma, liquid crystal and other display types.  We believe that market  penetration by plasma and liquid crystal display
producers  will  continue  and  eventually  render  obsolete   cathode-ray  tube
technology and this Lynch Systems product line.

LYNCH SYSTEMS' DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS EXPOSES IT TO OPERATING
RISKS.

Lynch Systems' sales to its ten largest  customers  accounted for  approximately
80% of its net sales in 2004, 2003 and 2002. Lynch Systems' sales to its largest customer  accounted for approximately 36%, 42% and 27% of its net sales in 2004,
2003 and 2002. If a significant  customer reduces,  delays or cancels its orders for any reason, the business and results of operations of Lynch Systems would be negatively affected.

                                       12

AN ORDER TO BUILD MULTIPLE MACHINES IN THE FUTURE WITH A SIGNIFICANT CUSTOMER IN
THE  TABLEWARE  MARKET  IS  CONTINGENT  UPON  THE  SUCCESSFUL  INSTALLATION  AND
OPERATION OF THE MACHINES CURRENTLY IN PRODUCTION.

Lynch Systems has a significant order for glass manufacturing  machines that are scheduled to be shipped and installed in the customer's  factories in 2006. Many of these  machines  utilize new processes  and require  customer  training.  The ability of the  customer's  personnel and  resources to operate  these  machines successfully is critical. If the customer does not realize the full benefit from these machines, new orders from this customer may be canceled.

THE RESULTS OF LYNCH  SYSTEMS'  OPERATIONS  ARE SUBJECT TO  FLUCTUATIONS  IN THE
AVAILABILITY AND COST OF STEEL USED TO MANUFACTURE GLASS-FORMING EQUIPMENT.

Lynch  Systems  uses large  amounts of steel to  manufacture  its glass  forming equipment.  The price of steel has risen  substantially  and demand for steel is very high.  Lynch Systems has only been able to pass some of the increased costs to its customers.  As a result,  Lynch Systems'  profit margins on glass forming equipment  have  decreased.  If the price of and demand for steel  continues  to rise, our profit margins will continue to decrease.

LYNCH SYSTEMS MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY.

The success of Lynch Systems'  business  depends,  in part,  upon its ability to protect trade secrets,  designs, drawings and patents, obtain or license patents and operate without  infringing on the  intellectual  property rights of others.
Lynch  Systems  relies on a combination  of trade  secrets,  designs,  drawings,
patents,   nondisclosure  agreements  and  technical  measures  to  protect  its proprietary  rights in its  products  and  technology.  The steps taken by Lynch
Systems in this regard may not be adequate  to prevent  misappropriation  of its technology.  In  addition,  the laws of some  foreign  countries  in which Lynch
Systems operates do not protect its proprietary  rights to the same extent as do the laws of the United States.  Although Lynch Systems continues to evaluate and implement protective  measures,  we cannot assure you that these efforts will be successful. Lynch Systems' inability to protect its intellectual property rights could diminish or eliminate the competitive  advantages that it derives from its technology, cause Lynch Systems to lose sales or otherwise harm its business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This  Prospectus and documents  incorporated  by reference into this  Prospectus contain  forward-looking  statements  within the  meaning of Section  27A of the
Securities Act of 1933, as amended,  and Section 21E of the Securities  Exchange
Act of 1934, as amended,  that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates," "expects," "intends,"
"plans,"  "believes,"  "seeks,"  "estimates,"  and variations of these words and similar expressions are intended to identify forward-looking  statements.  These statements are based on our current plans and expectations and involve risks and uncertainties  over which we have no  control,  that could cause  actual  future activities  and results of operations to be materially  different from those set forth in the  forward-looking  statements.  Important  factors  that could cause actual future  activities and operating  results to differ  include  fluctuating demand for capital goods such as large glass  presses,  delay in the recovery of

                                       13

demand for components used by  telecommunications  infrastructure  manufacturers and exposure to foreign  economies.  Important  information  regarding risks and uncertainties  is also set forth elsewhere in this document,  including in those described  in "Risk  Factors"  beginning on page 3, as well as elsewhere in this
Prospectus and in documents incorporated by reference into this Prospectus.  You are cautioned not to place undue reliance on these  forward-looking  statements, which reflect our management's view only as of the date of this Prospectus or as of the date of any document incorporated by reference into this Prospectus.  All subsequent  written or oral  forward-looking  statements  attributable  to us or persons acting on our behalf are expressly  qualified in their entirety by these cautionary statements.  We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking  statements that we may make to  reflect  events  or  circumstances  after  the date of this
Prospectus or the date of any document  incorporated  into this Prospectus or to reflect the occurrence of unanticipated events.

You are also urged to carefully review and consider the various disclosures made by us in this document,  as well as in our prior periodic reports on Forms 10-K,
10-Q and 8-K, filed with the Securities and Exchange Commission and listed under the caption "Incorporation by Reference" on 2 of this Prospectus.

We make  available,  free of charge,  our annual report on Form 10-K,  quarterly reports on Form 10-Q, and current reports on Form 8-K, if any.

We also make this information available on our website at WWW.LYNCHCORP.COM.

                                 USE OF PROCEEDS

The common shares  offered  hereby are being  registered  for the account of the selling shareholders identified in this Prospectus.  See "Selling Shareholders."
All net proceeds from the sale of the common shares will go to the  shareholders who offer and sell their  shares.  We will not receive any part of the  proceeds from such sales of common shares. We will,  however,  receive the exercise price of the options at the time of their  exercise.  Such  proceeds  will be used for general corporate purposes,  working capital and to make acquisitions,  although the Company has not identified any specific acquisitions at this time.

                              SELLING SHAREHOLDERS

This  Prospectus  relates to the reoffer and resale of shares issued or that may be issued to the selling shareholders under our 2001 Equity Incentive Plan. This
Prospectus also relates to such indeterminate number of additional common shares that may be acquired by the selling shareholders as a result of the antidilution provisions of the Plan.  We will provide  additional  information  regarding the identity of the selling  shareholders and certain other information  relating to the selling  shareholders  in a supplement to this Prospectus if we are required by law to do so.

The  following  table sets forth (i) the number of common  shares  owned by each selling shareholder as of December 22, 2005, (ii) the number of common shares to be offered for resale by each  selling  shareholder  (i.e.,  the total number of common shares underlying options held by each selling  shareholder  irrespective of whether such options are presently exercisable within 60 days after December

                                       14

22, 2005) and (iii) the number and percentage of common shares that each selling shareholder will  beneficially  own after  completion of the offering,  assuming that all  shares  that may be offered  for  resale are sold and no other  shares beneficially owned by the selling shareholders are also sold.

                           NUMBER OF COMMON       NUMBER OF COMMON       NUMBER OF COMMON     PERCENTAGE OF CLASS
                                SHARES                 SHARES               SHARES AFTER        TO BE OWNED AFTER
                               OWNED AT            TO BE OFFERED         COMPLETION OF THE      COMPLETION OF THE
    NAME                  DECEMBER 22, 2005(1)      FOR RESALE(2)           OFFERING(3)              OFFERING
    ----                  --------------------      -------------        -----------------     -------------------
Marc Gabelli                    470,512(4)               20,000                 450,512                20.9%
John C. Ferrara                  75,552(5)               75,000                     552                  *
-----------------
* Less than 1%.

(1)      Unless  otherwise  indicated,  we believe  that all people named in the above table have sole voting and  investment  power with respect to all common shares  beneficially owned by them. A person is deemed to be the beneficial  owner of  securities  that can be  acquired  by such person within 60 days after  December  22, 2005 upon the  exercise of options, warrants or convertible securities.  Each beneficial owner's percentage
         ownership  is  determined  by  assuming  that  options,   warrants  and
         convertible  securities  held by such person (but not those held by any other person) and which are  exercisable or convertible  within 60 days have been exercised or converted.

(2)      Consists of common shares  issuable upon exercise of options  currently exercisable.

(3)      Beneficial  ownership of shares held by each selling  shareholder after this  offering  assumes that each selling  shareholder  sold all of the shares it is offering in this  Prospectus  but actually  will depend on the number of shares sold by such selling shareholder in this offering.

(4)      Consists of (i) 1,334  common  shares owned  directly by Marc  Gabelli,
         (ii) 449,178 common shares beneficially owned by Venator Merchant Fund,
         L.P. ("Venator Fund") and Venator Global, LLC ("Venator LLC") and (iii)
         20,000  common shares  issuable upon exercise of currently  exercisable options granted to Mr. Gabelli pursuant to the Plan. Venator LLC, which is the  sole  general  partner  of  Venator  Fund,  is  deemed  to have beneficial  ownership of the securities  owned  beneficially by Venator
         Fund. Marc Gabelli is the President of Venator Fund.

(5)      Includes  75,000  common  shares  issuable  upon  exercise of currently exercisable  options granted pursuant to the Plan. Mr. Ferrara has been
         President and Chief Executive  Officer of the Company from October 2004 to the present.

We cannot assure you that the selling  shareholders  will exercise their options to purchase our common shares.

                                       15

The shares  covered by this  Prospectus may be sold from time to time so long as
this  Prospectus  remains  in  effect;  provided,   however,  that  the  selling
shareholders  first  contact  our  Corporate  Secretary  to  confirm  that  this
Prospectus is in effect.  We intend to distribute to each selling  shareholder a letter  describing the  procedures  that the selling  shareholder  may follow in order to use this  Prospectus to sell the shares and under what  conditions  the
Prospectus may not be used. The selling  shareholders  expect to sell the shares at prices then  attainable,  less  ordinary  brokers'  commissions  and dealers'
discounts as applicable.

                              PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling shareholders have
employed  an  underwriter   for  the  sale  of  common  shares  by  the  selling
shareholders.  We will bear all expenses in connection  with the  preparation of this Prospectus. The selling shareholders will bear all expenses associated with the sale of the common shares.

The selling  shareholders  may offer  their  common  shares  directly or through pledgees,  donees, transferees or other successors in interest in one or more of the following transactions:

     o    On any stock  exchange on which the common shares may be listed at the time of sale;

     o    In negotiated transactions;

     o    In the over-the-counter market; and

     o    In a combination of any of the above transactions.

The selling  shareholders  may offer their common shares at any of the following prices:

     o    Fixed prices that may be changed;

     o    Market prices prevailing at the time of sale;

     o    Prices related to such prevailing market prices; and

     o    At negotiated prices.

The selling  shareholders  may effect such  transactions by selling shares to or through broker-dealers,  and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of common shares for whom such  broker-dealers  may act as agents or to whom they sell as principals,  or both (which  compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common shares from the selling shareholders may sell the shares either directly, in its normal market-making  activities,  through or to other  brokers on a principal or agency basis or to its  customers.  Any such sales may be at prices  then  prevailing  on AMEX or at prices  related  to such prevailing  market  prices  or  at  negotiated  prices  to  its  customers  or a

                                       16

combination of such methods.  The selling  shareholders  and any  broker-dealers that act in  connection  with the sale of the common shares  hereunder  might be deemed  to be  "underwriters"  within  the  meaning  of  Section  2(11)  of  the
Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under  the  Securities  Act.  Any such  commissions,  as well as other  expenses incurred by the selling  shareholders and applicable transfer taxes, are payable by the selling shareholders.

The selling  shareholders  reserve the right to accept,  and  together  with any agent of the  selling  shareholder,  to reject in whole or in part any  proposed purchase  of the common  shares.  The  selling  shareholders  will pay any sales commissions or other seller's compensation applicable to such transactions.

We have not registered or qualified  offers and sales of common shares under the laws of any country other than the United States. To comply with certain states'
securities  laws, if applicable,  the selling  shareholders  will offer and sell their common shares in such  jurisdictions  only through  registered or licensed brokers or dealers. In addition,  in certain states the selling shareholders may not offer or sell common  shares  unless we have  registered  or qualified  such shares for sale in such states or we have complied  with an available  exemption from registration or qualification.

The selling  shareholders  have  represented  to us that any purchase or sale of common  shares by them will  comply  with  Regulation  M  promulgated  under the
Exchange  Act.  In general,  Rule 102 under  Regulation  M prohibits  any person connected  with a  distribution  of our common  shares (a  "Distribution")  from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common shares or any right to purchase our common shares,  for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the "Distribution Period").

During the  Distribution  Period,  Rule 104 under  Regulation  M  prohibits  the selling  shareholders  and any other persons  engaged in the  Distribution  from engaging in any  stabilizing  bid or purchasing our common shares except for the purpose of  preventing  or  retarding a decline in the open market  price of our common  shares.  No such  person  may  effect  any  stabilizing  transaction  to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common shares at the market,  Rule 104 prohibits them from effecting any  stabilizing  transaction in  contravention  of Rule 104 with respect to our common shares.

There can be no assurance that the selling  shareholders will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

Certain  legal  matters in  connection  with the  issuance of the common  shares offered hereby have been passed upon for us by Olshan Grundman Frome  Rosenzweig
& Wolosky LLP, New York, New York.

                                       17

                                     EXPERTS

Ernst & Young LLP,  independent  registered  public accounting firm, has audited our  consolidated  financial  statements  and  schedules  included in our Annual
Report on Form 10-K for the year ended  December 31, 2004, as set forth in their report, which is incorporated by reference in this Registration  Statement.  Our financial  statements and schedules are incorporated by reference in reliance on
Ernst & Young LLP's  report,  given on their  authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a  Registration  Statement on Form S-8 with the SEC for our common shares  offered in this  offering.  This  Prospectus  does not  contain  all the information  set forth in the  Registration  Statement.  You should refer to the
Registration Statement and its exhibits for additional information.  Whenever we make references in this Prospectus to any of our contracts,  agreements or other documents,  the references are not necessarily  complete and you should refer to the exhibits attached to the Registration Statement for the copies of the actual contract, agreement or other document.

The SEC maintains an Internet site at WWW.SEC.GOV that contains  reports,  proxy and information  statements,  and other  information  regarding us. You may also read and copy any document we file with the SEC at its Public  Reference Room at
450  Fifth  Street,  N.W.,  Washington,  D.C.  20549.  Please  call  the  SEC at
1-800-SEC-0330 for further  information on the operation of the Public Reference
Room.

Our common shares are listed on the American  Stock Exchange and our reports and other  information about us may also be inspected at the offices of the American
Stock  Exchange  at 86  Trinity  Place,  New York,  New York  10006.  Additional
information  about  us is  available  over  the  Internet  at our  web  site  at
WWW.LYNCHCORP.COM.

                                       18

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following  documents  filed by Lynch  Corporation  (the  "Company") with the
Securities  and  Exchange  Commission  (the  "SEC") are  incorporated  herein by reference and made a part hereof:

1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;
2.   Our  Quarterly  Report on Form 10-Q for the fiscal  quarter ended March 31,
     2005;
3.   Our  Quarterly  Report on Form 10-Q for the fiscal  quarter  ended June 30,
     2005;
4.   Our Quarterly  Report on Form 10-Q for the fiscal  quarter ended  September
     30, 2005;
5.   Our Current Report on Form 8-K/A filed on January 3, 2005;
6.   Our Current Report on Form 8-K filed on January 4, 2005;
7.   Our Current Report on Form 8-K filed on April 29, 2005;
8.   Our Current Report on Form 8-K filed on May 16, 2005;
9.   Our Current Report on Form 8-K filed on July 6, 2005;
10.  Our Current Report on Form 8-K filed on August 30, 2005;
11.  Our Current Report on Form 8-K filed on September 9, 2005;
12.  Our Current Report on Form 8-K filed on October 4, 2005;
13.  Our Current Report on Form 8-K filed on October 11, 2005;
14.  Our Current Report on Form 8-K filed on October 26, 2005;
15.  Our Current Report on Form 8-K filed on November 10, 2005;
16.  Our Current Report on Form 8-K filed on December 9, 2005;
17. Our Current Report on Form 8-K filed on December 19, 2005; and
18.  The  description  of  the  common  shares  contained  in  our  Registration
     Statement  under the  Securities  Exchange Act of 1934 with respect to such common shares filed with the Securities and Exchange Commission,  including
     any   amendments  or  reports  filed  for  the  purpose  of  updating  such description.

All reports and other documents  subsequently  filed by the Company  pursuant to
Sections 13, 14 and 15(d) of the  Securities  Exchange Act of 1934,  as amended, prior to the  filing  of a  post-effective  amendment  that  indicates  that all securities  offered  hereby have been sold or that  de-registers  all securities remaining unsold,  shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

                                      II-1

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other  arrangement under which any controlling  person,  director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article  VI,  Section 6.2 of  Registrant's  Restated  Articles of  Incorporation
provides that to the extent not inconsistent with applicable law, every director and  officer  shall be  indemnified  by  Registrant  against all  liability  and reasonable  expense  that  may be  incurred  by  such  director  or  officer  in connection with or resulting from any claim,  (i) if such director or officer is wholly  successful with respect to the claim, or (ii) if not wholly  successful, then if such director or officer is  determined to have acted in good faith,  in what the  director or officer  reasonably  believed to be the best  interests of
Registrant or at least not opposed to its best  interest and, in addition,  with respect to any criminal  claim is  determined  to have had  reasonable  cause to believe that his conduct was lawful or had no  reasonable  cause to believe that his conduct was unlawful.  The  termination  of any claim,  by judgment,  order, settlement  (whether  with or without court  approval),  or conviction or upon a plea of guilty or of nolo  contendere,  or its  equivalent,  shall not  create a presumption that a director or officer did not meet the standards of conduct set forth in clause (ii) hereof. For a more detailed description,  reference is made
to  Article  VI,  Section  6.2  of  the   Registrant's   Restated   Articles  of
Incorporation   filed  as   Exhibit   3(a)   hereto   which   contains   certain
indemnification  provisions  pursuant  to  authority  contained  in the  Indiana
Business Corporation Law.

Registrant's   directors  and  officers  are  also  covered  under  Registrant's directors and officers insurance policy up to a maximum of $10 million.

Insofar as indemnification  for liabilities  arising under the Securities Act of
1933  may be  permitted  to  directors,  officers  or  persons  controlling  the
Registrant  pursuant  to the  foregoing  provisions,  the  Registrant  has  been informed  that in the opinion of the  Securities  and Exchange  Commission  such indemnification  is against  public policy as expressed in the Securities Act of
1933 and is therefore unenforceable.

The following  sections of Chapter 37 of the Indiana  Business  Corporation  Law
provide as follows:

Section 23-1-37-8 Permissive Indemnification

     (a) A corporation  may indemnify an individual made a party to a proceeding because the individual is or was a director  against  liability  incurred in the proceeding if:

     (1) the individual's conduct was in good faith; and

     (2) the individual reasonably believed:

               (A) in the case of conduct in the individual's  official capacity with the corporation,  that the  individual's  conduct was in its best interests; and

               (B) in all other  cases,  that the  individual's  conduct  was at

                                      II-2

 least not opposed to its best interests; and

     (3) in the case of any criminal proceeding, the individual either:

               (A) had reasonable cause to believe the individual's  conduct was lawful; or

               (B) had no reasonable cause to believe the  individual's  conduct was unlawful.

     (b) A director's  conduct  with  respect to an employee  benefit plan for a purpose  the  director  reasonably  believed  to  be in  the  interests  of  the participants  in and  beneficiaries  of the plan is conduct that  satisfies  the requirement of subsection (a)(2)(B).

     (c)  The  termination  of a  proceeding  by  judgment,  order,  settlement, conviction,  or upon a plea of nolo  contendere  or its  equivalent  is not,  of itself,  determinative  that the  director  did not meet the standard of conduct described in this section.

Section 23-1-37-9 Mandatory Indemnification

Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful,  on the merits or otherwise,  in the defense of any  proceeding  to which the director was a party because the director is or was a director of the corporation  against  reasonable  expenses incurred by the director in connection with the proceeding.

Section 23-1-37-10 Advance Indemnification

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final  disposition of the proceeding if:

          (1) the director  furnishes the  corporation a written  affirmation of the director's  good faith belief that the director has met the standard of conduct described in section 8 of this chapter;

          (2) the director  furnishes  the  corporation  a written  undertaking, executed personally or on the director's behalf, to repay the advance if it is  ultimately  determined  that the  director did not meet the standard of conduct; and

          (3) a determination  is made that the facts then known to those making the determination would not preclude indemnification under this chapter.

     (b) The  undertaking  required by  subsection  (a)(2) must be an  unlimited general  obligation  of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (c)  Determinations and authorizations of payments under this section shall be made in the manner specified in section 12 of this chapter.

                                      II-3

Section 23-1-37-11 Application for Indemnification

Unless a corporation's  articles of incorporation provide otherwise,  a director of the corporation who is a party to a proceeding may apply for  indemnification to the  court  conducting  the  proceeding  or to  another  court  of  competent jurisdiction.  On receipt of an  application,  the court after giving any notice the court considers necessary may order indemnification if it determines:

     (1) the director is entitled to mandatory  indemnification  under section 9 of this chapter, in which case the court shall also order the corporation to pay
the   director's   reasonable   expenses   incurred   to  obtain   court-ordered
indemnification; or

     (2) the director is fairly and reasonably  entitled to  indemnification  in view of all the  relevant  circumstances,  whether or not the  director  met the standard of conduct set forth in section 8 of this chapter.

Section 23-1-37-12 Procedure for Determining Indemnification

     (a) A  corporation  may not  indemnify a director  under  section 8 of this chapter unless  authorized in the specific case after a  determination  has been made that  indemnification  of the director is permissible in the  circumstances because the  director  has met the standard of conduct set forth in section 8 of this chapter.

     (b) The  determination  shall  be  made  by any  one  (1) of the  following procedures:

          (1) By the board of directors by majority vote of a quorum  consisting of directors not at the time parties to the proceeding.

          (2) If a quorum cannot be obtained under  subdivision (1), by majority vote of a committee  duly  designated  by the board of directors  (in which designation  directors who are parties may participate),  consisting solely of two (2) or more directors not at the time parties to the proceeding.

          (3) By special legal counsel:

               (A) selected by the board of  directors  or its  committee in the manner prescribed in subdivision (1) or (2); or

               (B) if a quorum of the  board of  directors  cannot  be  obtained under  subdivision  (1) and a  committee  cannot be  designated  under subdivision  (2),  selected  by  majority  vote of the  full  board of
directors   (in  which   selection   directors  who  are  parties  may
participate).

          (4) By the shareholders, but common shares owned by or voted under the control of directors who are at the time parties to the  proceeding may not be voted on the determination.

     (c) Authorization of indemnification and evaluation as to reasonableness of
expenses  shall  be  made  in  the  same  manner  as  the   determination   that
indemnification  is  permissible,  except that if the  determination  is made by

                                      II-4

special legal counsel,  authorization  of  indemnification  and evaluation as to reasonableness  of expenses  shall be made by those  entitled  under  subsection
(b)(3) to select counsel.

Section 23-1-37-13 Indemnification of Officers, Agents and Employees

Unless a corporation's articles of incorporation provide otherwise:

     (1) an officer of the corporation,  whether or not a director,  is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for  court-ordered  indemnification  under section 11 of this chapter,  in each case to the same extent as a director;

     (2) the corporation  may indemnify and advance  expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

     (3) a corporation  may also  indemnify and advance  expenses to an officer, employee,  or agent, whether or not a director,  to the extent,  consistent with public policy,  that may be provided by its articles of  incorporation,  bylaws, general or specific action of its board of directors, or contract.

Section 23-1-37-14 Insurance

A corporation may purchase and maintain insurance on behalf of an individual who is or was a director,  officer,  employee, or agent of the corporation,  or who, while a director,  officer,  employee,  or agent of the  corporation,  is or was serving at the  request of the  corporation  as a  director,  officer,  partner, member,  manager,  trustee,  employee,  or agent of another  foreign or domestic corporation,  partnership,  limited  liability  company,  joint venture,  trust, employee benefit plan, or other enterprise,  against liability  asserted against or incurred by the individual in that capacity or arising from the  individual's status as a director,  officer, member, manager,  employee, or agent, whether or not the  corporation  would have power to indemnify the  individual  against the same liability under section 8 or 9 of this chapter. The:

          (1) corporation may purchase insurance under this section from; and

          (2) insurance  purchased  under this section may be reinsured in whole or in part by; an insurer that is owned by or otherwise affiliated with the corporation  whether  the insurer  does or does not do business  with other persons.

Section 23-1-37-15 Indemnification Under Chapter Not Exclusive

     (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

          (1) a corporation's articles of incorporation or bylaws;

          (2) a resolution of the board of directors or of the shareholders; or

                                      II-5

          (3) any other  authorization,  whenever  adopted,  after notice,  by a majority vote of all the voting common shares then issued and outstanding.

(b) If the  articles  of  incorporation,  bylaws,  resolutions  of the  board of directors  or of the  shareholders,  or  other  duly  adopted  authorization  of indemnification  or advance for expenses  limit  indemnification  or advance for expenses,  indemnification and advance for expenses are valid only to the extent consistent with the articles, bylaws, resolution of the board of directors or of the  shareholders,  or other duly adopted  authorization of  indemnification  or advance for expenses.

(c)  This  chapter  does not  limit a  corporation's  power to pay or  reimburse expenses incurred by a director,  officer, employee, or agent in connection with the person's  appearance  as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

          4    Amended and Restated 2001 Equity Incentive Plan.

          5    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

       23(a)   Consent of Independent Registered Public Accounting Firm - Ernst
               & Young LLP.

       23(b)    Consent  of Olshan  Grundman  Frome  Rosenzweig  &  Wolosky  LLP
               (included in its opinion filed herewith as Exhibit 5).

          24   Powers  of  Attorney  (included  on the  signature  page  to this
               Registration Statement).

ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1)  To file,  during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  to include any  prospectus  required  by Section  10(a)(3) of the
               Securities Act of 1933;

          (ii) to reflect in the  prospectus  any facts or events  arising after the  effective  date of the  registration  statement (or the most recent post-effective  amendment thereof) which,  individually or
               in  the  aggregate,   represent  a  fundamental   change  in  the

                                      II-6

               information   set   forth   in   the   registration    statement.
               Notwithstanding the foregoing, any increase or decrease in volume of  securities  offered (if the total dollar value of  securities offered  would not  exceed  that  which was  registered)  and any deviation  from  the low or  high  end of the  estimated  maximum offering  range may be reflected in the form of prospectus  filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum  aggregate  offering price set forth in the
               "Calculation  of   Registration   Fee"  table  in  the  effective
               registration statement; and

         (iii) to include any material  information with respect to the plan of
               distribution   not  previously   disclosed  in  the  registration
               statement  or any  material  change  to such  information  in the registration statement;

PROVIDED, HOWEVER, that:

               (A)  Paragraphs  (a)(1)(i) and  (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (ss.239.16b of this chapter), and the  information  required to be included in a  post-effective  amendment by those  paragraphs  is  contained  in  reports  filed  with or  furnished  to the
Commission  by the  registrant  pursuant  to section 13 or section  15(d) of the
Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated, by reference in the registration statement; and

               (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of
this  section  do not  apply  if  the  registration  statement  is on  Form  S-3
(ss.239.13  of this  chapter) or Form F-3  (ss.239.33  of this  chapter) and the information  required  to be  included in a  post-effective  amendment  by those paragraphs is contained in reports filed with or furnished to the  Commission by the  registrant  pursuant  to  section  13 or  section  15(d) of the  Securities
Exchange Act of 1934 that are  incorporated  by  reference  in the  registration statement,  or is  contained  in a form of  prospectus  filed  pursuant  to Rule
424(b)(ss.230.424(b)   of  this  chapter)  that  is  part  of  the  registration
statement.

             (C) PROVIDED FURTHER,  HOWEVER, that paragraphs (a)(1)(i) and
(a)(1)(ii)  do not apply if the  registration  statement  is for an  offering of asset-backed  securities  on Form S-1 (ss.  239.11 of this  chapter) or Form S-3
(ss. 239.13 of this chapter),  and the information  required to be included in a post-effective  amendment is provided  pursuant to Item 1100(c) of Regulation AB
(ss. 229.1100(c)).

          (2)  That,  for the purpose of  determining  any  liability  under the
               Securities  Act,  each  such  post-effective  amendment  shall be deemed  to  be a  new  registration  statement  relating  to  the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the  securities  being  registered  which remain unsold at the termination of the offering.

          (4)  If  the  registrant  is a  foreign  private  issuer,  to  file  a

                                      II-7

               post-effective amendment to the registration statement to include any  financial  statements  required by Item 8.A. of Form 20-F at the start of any,  delayed  offering or  throughout  a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need, not be furnished,  PROVIDED, that the  registrant  includes in the  prospectus,  by means of a post-effective amendment,  financial statements required pursuant to this  paragraph  (a)(4)  and other  information  necessary  to ensure that all other information in the prospectus isat least as
               current   as   the   date   of   those   financial    statements.
               Notwithstanding  the  foregoing,  with  respect  to  registration statements on Form F-3, a  post-effective  amendment  need not be filed to include financial statements and information required by
               Section  10(a)(3) of the Act or Rule 3-19 of this chapter if such financial  statements and  information  are contained in periodic reports  filed  with  or  furnished  to  the  Commission  by  the registrant  pursuant  to  Section  13 or  Section  15(d)  of  the
               Securities   Exchange  Act  of  1934  that  are  incorporated  by
               reference in the Form F-3.

          (5)  That,  for  the  purpose  of  determining   liability  under  the
               Securities Act of 1933 to any purchaser:

               (i) If the  registrant  is relying on Rule 430B  (ss.230.430B  of this chapter):

     (A) Each  prospectus  filed by the  registrant  pursuant to Rule  424(b)(3)
(ss.230.424(b)(3)   of  this  chapter)  shall  be  deemed  to  be  part  of  the registration  statement as of the date the filed  prospectus  was deemed part of and included in the registration statement; and

     (B) Each  prospectus  required  to be  filed  pursuant  to Rule  424(b)(2),
(b)(5), or (b)(7) (ss.230.424(b)(2),  (b)(5), or (b)(7) of this chapter) as part of a  registration  statement  in reliance on Rule 430B  relating to an offering made pursuant to Rule 415(a)(1)(i),  (vii), or (x) (ss.230.415(a)(1)(i),  (vii),
or (x) of this chapter) for the purpose of providing the information required by section  10(a) of the  Securities  Act of 1933 shall be deemed to be part of and included in the  registration  statement as of the earlier of the date.such form of  prospectus  is first  used  after  effectiveness  or the  date of the  first contract of sale of securities in the offering  described in the prospectus.  As provided in Rule 430B, for liability  purposes of the issuer and any person that is at that date an underwriter,  such date shall be deemed to be a new effective
date  of  the  registration   statement   relating  to  the  securities  in  the
registration  statement to which that  prospectus  relates,  and the offering of such  securities  at that  time  shall be  deemed  to be the  initial  bona fide offering thereof.  Provided,  however,  that no statement made in a registration statement or prospectus that is part of the registration  statement or made in a document  incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser  with a time  of  contract  of sale  prior  to  such  effective  date, supersede or modify any statement that was made in the registration statement or prospectus  that  was  part of the  registration  statement  or made in any such document immediately prior to such effective date; or

          (ii) If the  registrant is subject to Rule 430C  (ss.230.43OC  of this chapter).  each prospectus  filed pursuant to Rule 424(b) as part of a registration  statement relating to an offering,  other than

                                      II-8

               registration  statements  relying  on  Rule  430B or  other  than prospectuses  filed in reliance on Rule 430A (ss.230.430A of this chapter),  shall  be  deemed  to be part of and  included  in the registration  statement  as of the  date it is first  used  after effectiveness.  Provided,  however,  that no statement  made in a
               registration   statement  or  prospectus  that  is  part  of  the
               registration  statement  or made in a  document  incorporated  or deemed incorporated by reference into the registration  statement or prospectus that is part of the registration statement will, as to a  purchaser  with a time of  contract  of sale  prior to such first use, supersede or modify any statement that was made in the registration  statement  or  prospectus  that  was  part  of  the registration  statement, or made in any such document immediately prior to such date of first use.

          (6)  That; for the purpose of determining  liability of the registrant under the  Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned  registrant  undertakes that in a primary offering of securities
of  the  undersigned   registrant  pursuant  to  this  registration   statement,
regardless  of the  underwriting  method  used to  sell  the  securities  to the purchaser,  if the  securities are offered or sold to such purchaser by means of any of the following communications,  the undersigned registrant willbe a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any  preliminary  prospectus  or  prospectus  of the  undersigned registrant' re ating to th offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

          (ii) Any free writing prospectus  relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

         (iii) The portion of any other free writing prospectus relating to the offering  containing  material  information about the undersigned registrant  or its  securities  provided  by or on  behalf of the undersigned registrant; and

          (iv) Any other  communication  that is an offer n the offering made by the undersigned registrant to the purchaser.

(b)  The  undersigned   Registrant  hereby  undertakes  that,  for  purposes  of
determining  any  liability  under  the  Securities  Act,  each  filing  of  the
Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Exchange Act that is  incorporated  by reference in the  Registration  Statement shall be deemed to be a new  registration  statement  relating to the securities offered  therein,  and the  offering  of such  securities  at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification  for liabilities arising under the Securities Act may  be  permitted  to  directors,  officers  and  controlling  persons  of  the
Registrant pursuant to the foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Commission such  indemnification  is against  public  policy as expressed in the  Securities  Act and is,  therefore,

                                      II-9

unenforceable.  In the  event  that a claim  for  indemnification  against  such liabilities  (other than the payment by the  Registrant of expenses  incurred or paid by a  director,  officer or  controlling  person of the  Registrant  in the successful  defense of any  action,  suit or  proceeding)  is  asserted  by such director,  officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as  expressed  in the  Securities  Act and will be  governed by the final adjudication of such issue.

                                     II-10

                                   SIGNATURES

Pursuant to the  requirements  of the  Securities  Act of 1933,  the  registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the Town of Greenwich,  State of  Connecticut on the 29th day of
December, 2005.

                                   LYNCH CORPORATION

                                 By: /s/ John C. Ferrara
                                     -----------------------
                                     John C. Ferrara
                                     Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS,  that each person whose signature  appears below constitutes and appoints John C. Ferrara and Eugene Hynes as his true and lawful attorney-in-fact,  each  acting  alone,  with  full  power of  substitution  and resubstitution  for  him  and in his  name,  place  and  stead,  in any  and all capacities, to sign any and all amendments,  including post-effective amendments to this Registration  Statement,  and any related  registration  statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits  thereto, and other  documents in connection  therewith,  with the Securities and Exchange
Commission,  hereby ratifying and confirming all that said  attorneys-in-fact or their  substitutes,  each acting  along,  may lawfully do or cause to be done by virtue hereof.

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed below by the following  persons in the  capacities and on the dates indicated.

             SIGNATURE                      TITLE                                    DATE
             ---------                      -----                                    ----

/s/ John C. Ferrara
------------------------      Chief Executive Officer and Director              December 29, 2005
John C. Ferrara               (Principal Executive Officer)

/s/ Eugene Hynes
------------------------      Vice President, Treasurer and Secretary           December 29, 2005
Eugene Hynes                  (Principal Financial and Accounting Officer)

------------------------      Chairman of the Board of Directors                December 29, 2005
Marc Gabelli

------------------------      Director                                          December 29, 2005
E. Val Cerutti

/s/ Avrum Gray
------------------------      Director                                          December 29, 2005
Avrum Gray

/s/ Anthony R. Pustorino
------------------------      Director                                          December 29, 2005
Anthony R. Pustorino